Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2021

Tontitown, Arkansas, April 21, 2021...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $11.9 million, or diluted earnings per share of $2.08 ($2.09 basic), for the quarter ended March 31, 2021. These results compare to net loss of $1.3 million, or diluted and basic loss per share of $0.23, for the quarter ended March 31, 2020.

Operating revenue increased 15.3% to $148.9 million for the first quarter of 2021 compared to $129.2 million for the first quarter of 2020.

Joe Vitiritto, President of the Company, commented, “Although we had a record first quarter and our team navigated the challenges well, we are not satisfied with these results. Severe weather conditions during February negatively impacted our primary operating lanes and limited our ability to achieve internal targets set for the quarter. We recovered well and regained momentum as we progressed through March but not enough to fully recover the February lost opportunities. We will continue to focus on the challenging driver market and are doing whatever is necessary to find, retain, and grow our driving force, which is our most valuable asset. We have been encouraged by our rate improvement results so far this bid season and anticipate additional improvement as we progress through the year. We are also encouraged by the cost control and operating efficiency goals that we believe remain achievable throughout the remainder of the year.”

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter ended March 31,
	2021	2020

Revenue, before fuel surcharge	$135,141	$111,822
Fuel surcharge	13,717	17,333

Operating revenue	148,858	129,155

Operating expenses and costs:
Salaries, wages and benefits	33,395	32,798
Operating supplies and expenses	23,555	23,715
Rent and purchased transportation	58,013	42,927
Depreciation	14,352	14,295
Insurance and claims	3,247	42
Other	2,726	5,844
(Gain) loss on disposition of equipment	(84)	48
Total operating expenses and costs	135,204	119,669

Operating income	13,654	9,486

Interest expense	(2,279)	(2,212)
Non-operating income (expense)	4,699	(9,076)

Income (loss) before income taxes	16,074	(1,802)
Income tax expense	4,125	(498)

Net income (loss)	$11,949	$(1,304)

Diluted earnings (loss) per share	$2.08	$(0.23)

Average shares outstanding – Diluted	5,751	5,746

	Quarter ended March 31,
Truckload Operations	2021	2020
Total miles	47,067	54,086
Operating ratio (1)	90.10%	90.17%
Empty miles factor	8.08%	7.75%
Revenue per total mile, before fuel surcharge	$1.92	$1.69
Total loads	90,097	97,013
Revenue per truck per work day	$710	$671
Revenue per truck per week	$3,550	$3,355
Average company-driver trucks	1,652	1,584
Average owner operator trucks	368	544

Logistics Operations
Total revenue (in thousands)	$44,783	$20,511
Operating ratio	89.49%	97.53%

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.